Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, and 333-130013) on Form S-8 of Technitrol, Inc. of our reports dated February 24, 2009, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 26, 2008 and December 28, 2007, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 26, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 26, 2008, which reports appear in the December 26, 2008 annual report on Form 10-K of Technitrol, Inc. Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 24, 2009